Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION 650 PAGE MILL ROAD PALO ALTO, CA 94304-1050 O: 650.493.9300 F: 650.493.6811

April 6, 2022

Cloudflare, Inc.

101 Townsend Street

San Francisco, CA 94107

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cloudflare, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 156,770 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share, consisting of 156,770 shares of the Company’s Class A common stock to be issued under the Area 1 Security, Inc. 2013 Stock Incentive Plan (the “Area 1 Plan”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Area 1 Plan and pursuant to the agreements that accompany the Area 1 Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI Professional Corporation